Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS
We consent to the reference to our firm under the caption "Experts" and to the use of our report dated 19 October 2022, with respect to the consolidated financial statements of Arq Limited included in this registration statement (Form S-4) and related prospectus of Elbert Holdings, Inc. for the registration of its common stock, par value $0.001 per share, to be issued pursuant to the ADES Merger.

/s/ Ernst & Young LLP
London, United Kingdom
4 November 2022